Exhibit 2.4

ASSIGNMENT AND ASSUMPTION OF LEASE (the “Lease Assignment”), dated as of June 12, 2006, by and between Security Capital Corporation, a Delaware corporation (“Assignor”), and Capital Partners, Inc., a Connecticut corporation (“Assignee”).

W I T N E S S E T H

WHEREAS, Assignor is the present owner and holder of all of the tenant’s right, title and interest in, to and under a certain lease (the “Lease”), dated November 1, 2003, between Property Connecticut OBJLW One Corporation, as landlord (the “Landlord”), and Assignor, as tenant, covering certain premises located at Eight Greenwich Office Park, Greenwich, Connecticut, which serve as Assignor’s corporate headquarters (the “Premises”); and

WHEREAS, Assignor has publicly announced a formal sale process for Assignor to seek the highest price reasonably obtainable for its stockholders, such sale process has generated bids for Assignor from various bidders, and the final bidders have indicated that they have no interest in acquiring the Lease, the Sublease (as defined below) and the leasehold improvements and furnishings owned or used by Assignor at the Premises (the “Assets”); and

WHEREAS, Assignee has offered to assume the Lease and the Sublease, and relieve Assignor of any and all obligations and liabilities in, to and under the Lease and the Sublease, and to acquire the Assets, and relieve Assignor of any and all obligations and liabilities in and associated therewith, effective (the “Effective Date”) upon the sale (by purchase, merger, reorganization or otherwise) of more than 50% of the outstanding common stock of Assignor to a person other than Assignee or its affiliates (a “Sale of Assignor”); and

WHEREAS, the Audit Committee of the Board of Directors of Assignor has negotiated, and the Board of Directors of Assignor, a majority of the members of which are independent directors, has upon the recommendation of the Audit Committee approved as being in the best interests of Assignor and all of its stockholders, Assignor’s assignment of all of its right, title and interest in, to and under the Lease, including the Sublease, to Assignee and its transfer of all of its right, title and interest in the Assets to Assignee, in the event of a Sale of Assignor, on and as of the Effective Date, upon the terms and conditions hereinafter set forth; and

WHEREAS, Assignee has agreed to assume from Assignor all of Assignor’s right, title, interest, obligations and liabilities in, to and under the Lease, including the Sublease, and all of Assignor’s right, title, interest, obligations and liabilities in and associated with the Assets, on and as of the Effective Date, upon such terms and conditions; and

WHEREAS, the Landlord has as of even date herewith (the “Landlord’s Consent”), consented to the assignments of the Lease and the Sublease to Assignee, on and as of the Effective Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Assignor hereby assigns, conveys, transfers and sets over unto Assignee, and its successors and assigns, effective on and as of the Effective Date, all of Assignor’s right, title and interest in, to and under the Lease.

2.    Assignee hereby accepts the assignment of the Lease and assumes and agrees (i) to pay and perform the obligations and liabilities of Assignor first accruing in, to and under the Lease, from and after the Effective Date, including, without limitation, the obligation to pay rent, and to honor the Sublease, (ii) to pay the Landlord’s attorneys’ fees, costs and charges in connection with this Lease Assignment on the date on which the Assignee executes the Landlord’s Consent, (iii) to be bound by all of the covenants, agreements, terms, provisions and conditions applicable to Assignor under the Lease, including the Sublease, arising or accruing from and after the Effective Date, and (iv) to protect, defend, indemnify and hold harmless Assignor, its legal representatives, successors and assigns from any and all losses, damages, expenses, fees (including, without limitation, reasonable attorneys’ fees), court costs, suits, judgments, liabilities, claims and demands whatsoever in law or in equity, incurred or suffered by Assignor, its legal representatives, successors and assigns or any of them arising out of or in connection with the Lease as to events occurring from and after the Effective Date.

3.    Assignor shall, on the Effective Date, pay the sum of One Hundred Twenty-Five Thousand Dollars ($125,000) to Assignee by certified check or wire transfer to an account designated by Assignee.

4.    Assignor and Assignee shall execute an assignment and assumption of sublease, as of even date herewith (the “Sublease Assignment”), with respect to the sublease, dated December 1, 2003, between Assignor, as landlord, and Conestoga Corporation, as tenant, with respect to a portion of the Premises (the “Sublease”), transferring to Assignee all of Assignor’s right, title and interest in, to and under the Sublease, and evidencing Assignee’s acceptance of the assignment of the Sublease and assumption of all of Assignor’s right, title, interest, obligations and liabilities in, to and under the Sublease, to be effective on and as of the Effective Date.

5.    Assignor and Assignee shall execute a bill of sale and assumption agreement, as of even date herewith (the “Bill of Sale”), transferring to Assignee all of Assignor’s right, title and interest in all of the Assets, and evidencing Assignee’s assumption of all of Assignor’s right, title and interest in, and all obligations and liabilities in and associated with the Assets so transferred, to be effective on and as of the Effective Date.

6.    At or prior to the Effective Date, all books and records of Assignor and its subsidiaries shall be transferred to the corporate offices of CompManagement, Inc. located at 6377 Emerald Parkway, Dublin, Ohio 43017. If, at any time after the Effective Date, any books and records of Assignor or its subsidiaries are discovered on the Premises, such books and records shall be transferred by Assignee as promptly as practicable to the corporate offices of CompManagement, Inc. located at 6377 Emerald Parkway, Dublin, Ohio 43017.

7.    All of the terms and provisions of this Lease Assignment shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns. Except as set forth in the preceding sentence, no provision of this Lease Assignment is intended to confer upon any person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder.

8.    This Lease Assignment shall be governed by and interpreted and enforced in accordance with the laws of the State of Connecticut, without giving effect to any choice of law or conflicts of laws rules or provisions (whether of the State of Connecticut or any other jurisdiction) that would cause the application of the laws of a jurisdiction other than the State of Connecticut.

9.    This Lease Assignment may be executed in counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument. The parties agree that the delivery of this Lease Assignment may be effected by means of an exchange of facsimile signatures.

10.  Assignor and Assignee hereby represent to each other that no broker was instrumental in consummating the transactions contemplated by this Lease Assignment, and each party agrees to indemnify and hold harmless the other from any claim, loss or damage suffered as a result of a breach of the foregoing representation.

11.  This Lease Assignment, along with the Sublease Assignment, the Landlord’s Consent and the Bill of Sale, sets forth the entire agreement between the parties hereto, and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, to the extent that they related in any way to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Lease Assignment to be duly executed by their respective authorized officers as of the date first written above.

ASSIGNOR:

SECURITY CAPITAL CORPORATION

By:     /s/ William R. Schlueter

Name:  William R. Schlueter

Title:    Senior Vice President

ASSIGNEE:

CAPITAL PARTNERS, INC.

By:     /s/ Brian D. Fitzgerald

Name:  Brian D. Fitzgerald

Title:    President